Exhibit 99.1
News Release
Amkor Names Stephen G. Newberry to Board of Directors
Chandler, Ariz., March 11, 2009 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that Stephen G. Newberry has been appointed as a new member of the Company’s Board of Directors. With this appointment, Amkor’s Board has been expanded to eight members.
Mr. Newberry, 55, currently serves as president and chief executive officer and as a director of Lam Research Corporation, positions he has held since 2005. “We are delighted to welcome Steve to Amkor’s Board,” said James Kim, Amkor’s Chairman. “With his extensive experience in the semiconductor industry supply chain, he will be a valuable addition to our team.”
Mr. Newberry joined Lam Research in August 1997 as executive vice president and chief operating officer, and was promoted to the position of president and chief operating officer in July 1998. Prior to joining Lam Research, Newberry was group vice president of global operations and planning at Applied Materials, Inc. During his 17 years at Applied Materials, he held various positions of increasing responsibility including assignments in manufacturing, product development, sales and marketing, and customer service. Newberry served five years in naval aviation prior to joining Applied Materials and is a graduate of the U.S. Naval Academy and the Harvard Graduate School of Business.
Mr. Newberry also serves as a director of SEMI, a global semiconductor industry trade association.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Company Contact:
Joanne Solomon
Corporate Vice President & CFO
480-821-5000 ext. 5416
jsolo@amkor.com